Exhibit 99.1

NRG Energy, Inc. Announces Proposed Offering of Senior Notes

PRINCETON, NJ; April 4, 2014 — NRG Energy, Inc. (NYSE: NRG) intends to commence an offering of $1,000 million in aggregate principal amount of senior notes due 2024 (the “New Notes”). The notes will be senior unsecured obligations of NRG and will be guaranteed by certain of its subsidiaries.

NRG intends to use the proceeds from the offering, together with cash on hand, to repurchase any and all of the $298,548,000 in aggregate principal amount of its outstanding 8.50% senior notes due 2019 (the “8.50% Notes”) and $708,522,000 in aggregate principal amount of its outstanding 7.625% senior notes due 2019 (the “7.625% Notes” and, together with the 8.50% Notes, the “2019 Notes”) and to pay fees and expenses related to the offering of the New Notes and incurred in connection with the repurchase of the 2019 Notes.

The notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes.

NRG Energy, Inc., a Fortune 500 company headquartered in Princeton, New Jersey, and Houston, Texas, owns and operates one of the country’s largest and most diverse power generation portfolios and serves almost three million retail electricity customers.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether NRG will offer the notes or consummate the offering, the anticipated terms of the notes and the anticipated use of proceeds.

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Contacts

Media	Investors
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

Daniel Keyes
609.524.4527